Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-91120) and on Form S-3 (Nos. 333-116680 and 333-120759) of MarkWest Energy Partners, L.P. of our report dated March 15, 2004, except for Notes 16 and 19, as to which the date is May 24, 2005 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Denver, CO
June 23, 2005